Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 Nos. 333-237939, 333-221831, 333-216350, 333-207313, 333-199781, 333-184704, 333-177609, 333-260380) pertaining to the Equity Incentive Plan of Seagate Technology Holdings public limited company;

of our reports dated August 4, 2023, with respect to the consolidated financial statements of Seagate Technology Holdings public limited company and the effectiveness of internal control over financial reporting of Seagate Technology Holdings public limited company included in this Annual Report (Form 10-K) for the year ended June 30, 2023.

/s/ Ernst & Young LLP

San Jose, California
August 4, 2023